Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact:    Stephen Anderson - 336-436-5274
Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2012 FIRST QUARTER RESULTS

Revenue Growth Drives Q1 Diluted EPS of $1.63 and
Adjusted EPS Excluding Amortization of $1.74, up 14.5%

Burlington, NC, April 19, 2012 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended March 31, 2012.

First Quarter Results
Net earnings were $161.6 million and earnings per diluted share (EPS) were $1.63 in the first quarter of 2012. Non-GAAP earnings per diluted share, excluding amortization, restructuring and other special charges recorded in the first quarter of 2012 and 2011 (Adjusted EPS Excluding Amortization) were $1.74 and $1.52, respectively.

Operating income for the first quarter was $287.1 million. Non-GAAP operating income excluding restructuring and other special charges recorded in the first quarter of 2012 and 2011 (Adjusted Operating Income) was $283.5 million and $263.7 million, respectively.

Revenues for the quarter were $1,423.3 million, an increase of 4.0% over the first quarter of 2011.  Testing volume, measured by requisitions, increased 2.8%, and revenue per requisition increased 1.2%. The quarter benefited from comparatively mild weather, which increased the revenue and volume growth rate by approximately 1.5%.

Operating cash flow for the quarter was $197.1 million. The balance of cash at the end of the quarter was $129.9 million, and there were $460.0 million of borrowings outstanding under the Company’s $1.0 billion revolving credit facility. During the quarter, the Company repurchased approximately $122.3 million of stock, representing approximately 1.4 million shares. As of March 31, 2012, approximately $462.1 million of repurchase authorization remained under the Company’s previously approved share repurchase plan.

During the first quarter of 2012, the Company recorded a net credit of $3.6 million in restructuring and other special charges. The Company reversed previously established reserves of $3.8 million in unused severance and $2.4 million in unused facility-related costs. This net credit also includes charges of $1.7 million in severance and other personnel costs along with $0.9 million in facility-related costs primarily related to ongoing integration activities for Orchid and Genzyme Genetics.

“We delivered another quarter of strong earnings and margin growth. Our core business continues to perform well, and we remain extremely pleased with the performance of the Genzyme Genetics and Orchid Cellmark acquisitions,” said David P. King, Chairman and Chief Executive Officer.

Outlook for 2012
The Company is reaffirming its 2012 guidance, expecting revenue growth of approximately 2.0% - 3.5%; Adjusted EPS Excluding Amortization in the range of $6.75 to $7.05, excluding the impact of any share repurchase activity after March 31, 2012; operating cash flow of approximately $950 million; and capital expenditures of approximately $155 million. The Company expects that Genzyme Genetics will be slightly accretive to 2012 earnings.

Use of Adjusted Measures
The Company has provided in this press release “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted EPS Excluding Amortization and Adjusted Operating Income. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing the Company’s financial results with other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations. This information will also be available on the Company's Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 866-578-5771 (617-213-8055 for international callers). The access code is 53136963. A telephone replay of the call will be available through April 26, 2012 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 76415696. A live online broadcast of LabCorp’s quarterly conference call on April 19, 2012 will be available at http://

www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through May 19, 2012.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.5 billion in 2011, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc., Monogram Biosciences, Inc., Colorado Coagulation, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2011, and subsequent SEC filings.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)
	Three Months Ended
	March 31,
	2012	2011

Net sales	$1,423.3	$1,368.4
Cost of sales	847.2	800.0
Selling, general and administrative	271.2	282.8
Amortization of intangibles and other assets	21.4	21.9
Restructuring and other special charges	(3.6)	27.9

Operating income	287.1	235.8

Other income (expense)	(0.5)	0.1
Investment income	0.2	0.3
Interest expense	(21.5)	(24.0)
Equity method income, net	4.3	1.5
Earnings before income taxes	269.6	213.7
Provision for income taxes	107.6	83.1
Net earnings	162.0	130.6
Less net earnings attributable to noncontrolling interest	(0.4)	(3.5)
Net earnings attributable to Laboratory Corporation of America Holdings	$161.6	$127.1

Adjusted Operating Income
Operating Income	$287.1	$235.8
Restructuring and other special charges	(3.6)	27.9
Adjusted operating income	$283.5	$263.7

Adjusted EPS Excluding Amortization
Diluted earnings per common share	$1.63	$1.23
Impact of restructuring and other special charges	(0.02)	0.16
Amortization expense	0.13	0.13
Adjusted EPS Excluding Amortization	$1.74	$1.52

Weighted average shares outstanding	99.1	103.2

Laboratory Corporation of America Holdings
Consolidated Balance Sheets
(in millions, except per share data)

	March 31,	December 31,
	2012	2011

Cash and short term investments	$129.9	$159.3
Accounts receivable, net	751.7	699.8
Property, plant and equipment	577.2	578.3
Intangible assets and goodwill, net	4,296.9	4,302.5
Investments in joint venture partnerships	79.9	76.8
Other assets	295.0	319.9
	$6,130.6	$6,136.6

Zero-coupon subordinated notes	$136.0	$135.5
Senior notes	1,525.4	1,525.5
Term loan and credit facility	460.0	560.0
Other liabilities	1,391.0	1,391.9
Noncontrolling interest	20.6	20.2
Shareholders' equity	2,597.6	2,503.5
	$6,130.6	$6,136.6

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	For the Three Months Ended
	March 31,	March 31,
	2012	2011

Net cash provided by operating activities	$197.1	$215.3
Net cash used for investing activities	(36.2)	(44.5)
Net cash provided by (used for) financing activities	(191.6)	(207.1)
Effect of exchange rates on cash	1.3	1.0
Net (decrease) increase in cash	(29.4)	(35.3)
Cash at beginning of period	159.3	230.7
Cash at end of period	$129.9	$195.4

Free Cash Flow:
Net cash provided by operating activities	$197.1	$215.3
Less: Capital expenditures	(34.2)	(29.4)
Free cash flow	$162.9	$185.9

Notes to Financial Tables

1)
During the first quarter of 2012, the Company recorded a net credit of $3.6 million in restructuring and other special charges.  The Company reversed previously established reserves of $3.8 million in unused severance and $2.4 million in unused facility-related costs.  This net credit also includes charges of $1.7 million in severance and other personnel costs along with $0.9 million in facility-related costs primarily related to ongoing integration activities for Orchid and Genzyme Genetics. The after tax impact of the net credit increased net earnings for the quarter ended March 31, 2012, by $2.2 million and diluted earnings per share by $0.02 ($2.2 million divided by 99.1 million shares).

2)
During the first quarter of 2011, the Company recorded restructuring and other special charges of $27.9 million. The charges included $4.0 million in severance and other personnel costs along with $9.8 million in facility-related costs associated with the integration of Genzyme Genetics. The charges also included a $14.8 million write-off of an investment made in a prior year. The after tax impact of these charges decreased net earnings for the quarter ended March 31, 2011, by $16.9 million and diluted earnings per share by $0.16 ($16.9 million divided by 103.2 million shares).

3)
The Company continues to grow the business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended March 31, 2012 and 2011, intangible amortization was $21.4 million and $21.9 million, respectively ($13.1 million and $13.2 million net of tax, respectively) and decreased EPS by $0.13 ($13.1 million divided by 99.1 million shares) and $0.13 ($13.2 million divided by 103.2 million shares), respectively.

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